                                                                       EXHIBIT 5


                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]




April 6, 1998




LifeQuest Medical, Inc.
12961 Park Central, Suite 1300
San Antonio, Texas  78216

Dear Sirs:

              We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed on March 24, 1998, by LifeQuest Medical, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to an aggregate of 1,692,832 shares of Common Stock, $.001 par value ("Common Stock"), to be sold by certain selling stockholders listed in the Registration Statement (the "Selling Stockholders").

              As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the 1,692,832 shares of Common Stock to be sold by the Selling Stockholders have been duly and validly authorized, have been legally issued, and are fully paid and nonassessable.

              We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.


                                              Very truly yours,

                                              /s/ Fulbright & Jaworski L.L.P.